UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 14, 2011

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
7900 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 14, 2011, Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Stifel, Nicolaus & Company, Incorporated as representative of the Initial Purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), relating to the sale by the Company of $75.0 million aggregate principal amount of the Company’s 5.00% Junior Subordinated Convertible Notes Due 2041 (the “Notes”), in a private offering (the “Note Offering”) to “qualified institutional buyers” in the United States as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company has also granted the Initial Purchasers a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the Notes. Pursuant to the terms of the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act. In addition, the Purchase Agreement contains customary representations, warranties and covenants of the parties to the agreement.
The Company intends to use the net proceeds from the Note Offering for general corporate purposes. This may include paying down debt obligations of the Company’s joint ventures and/or purchasing joint venture interests in portfolios where the Company currently owns non-controlling interests. In particular, in connection with a potential transaction currently under discussion involving one of the Company’s unconsolidated joint ventures, the Company may determine to use a portion of the net proceeds to fund a capital contribution to that joint venture that could range between an estimated $6.1 million and $30.7 million, which would in turn be used by the joint venture to fund all or a portion of a payment to cure a default under the joint venture’s credit agreement; alternatively, these discussions could result in the Company agreeing to purchase all or a portion of its partner’s interest in the joint venture, which would result in the Company consolidating the joint venture into its financial statements. The joint venture currently has outstanding indebtedness of approximately $365.0 million; if the Company were to consolidate this joint venture, its consolidated financial statements would be impacted significantly. The Company cannot be sure that any of these transactions will be consummated on terms the Company currently considers to be possible, or at all. The remaining net proceeds from the Note Offering may be used for acquisitions, development and general corporate purposes.
The Notes will be unsecured junior subordinated obligations of the Company and bear interest in cash at the rate of 5.00% per annum, subject to the Company’s right to defer interest payments on the Notes for up to 10 consecutive semi-annual interest periods. The Notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 92.2084 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $10.845 per share), subject to adjustment upon the occurrence of specified events. The conversion price is approximately 20.5% above the $9.00 per share closing price of the Company’s common stock on April 14, 2011. The Company does not have the right to redeem the Notes prior to maturity, and no sinking fund is provided for the Notes. However, the Company may, at its option, terminate the holders’ conversion rights at any time on or after April 6, 2016 if the closing sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days during any consecutive 30 trading day period, including the last trading day of such period. The Notes will mature on April 1, 2041, unless purchased or converted in accordance with their terms prior to such date.
Subject to certain exceptions, the Company and all of the Company’s directors and executive officers also agreed not to sell or transfer any common stock of the Company for 90 days after April 14, 2011 without first obtaining the written consent of the representative on behalf of the Initial Purchasers.
On April 15, 2011, the Company issued a press release announcing the pricing of the Note Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.
This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities, in any state in which such offer, solicitation or sale would be unlawful. Any offers of the securities would be made only by means of a confidential offering memorandum. These securities have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 above, which is incorporated by reference herein.
Item 3.02. Unregistered Sales of Equity Securities
See Item 1.01 above, which is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
(a) Not applicable
(b) Not applicable
(c) Not applicable
(d) Exhibits. The following exhibits are furnished with this report:

Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. dated April 15, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.
Date: April 15, 2011	By:	/s/ Mark S. Ordan
		Name:	Mark S. Ordan
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. dated April 15, 2011